Exhibit 99.(k)(iv)(10)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of November 7, 2018 to the Agreements (defined herein) dated October 4, 2013 between BNP Paribas Prime Brokerage International, Ltd. (“BNPP PB”) and Center Coast Brookfield MLP & Energy Infrastructure Fund, formerly Center Coast MLP & Infrastructure Fund (“Customer”).

WHEREAS, BNPP PB (as successor-in-interest to BNP Paribas Prime Brokerage, Inc.) and Customer previously entered into a Committed Facility Agreement dated as of October 4, 2013 (the “CFA”) and a U.S. PB Agreement dated as of October 4, 2013 (the “PBA”, together with the CFA, the “Agreements”, and each an “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreements as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreements as follows:

1.                                      Amendments to the PBA

The PBA is hereby amended by deleting the Exhibit B and MLP Annex at the end thereof in their entirety, and by replacing such with the Exhibit B and MLP Annex attached to this Amendment.

2.                                      Amendments to the CFA

(a)                                 The definition of “Maximum Commitment Financing” in Section 1 of the CFA is hereby deleted and replaced in its entirety with the following:

““Maximum Commitment Financing” means, on any day, an amount equal to the lesser of (i) USD $75,000,000 (this subsection (i) means also, the “Financing Cap”); provided, that Customer and BNPP PB may increase the Financing Cap from time to time, up to U.S. $175,000,000 if Customer makes a written request to BNPP PB and BNPP PB agrees, in its sole discreation, to such increase, and (ii) the lowest Outstanding Debit Financing held by Customer over the immediately preceding 20 Business Days.”

(b)                                 The end of Section 6 is hereby amended by replacing the provision:

“Notwithstanding the foregoing or anything to the contrary herein, on or at any time after the occurrence of a Funding Event, BNPP PB, Inc. shall have the option to terminate the Agreement immediately upon notice. Upon termination resulting from the exercise of such option, BNPP PB, Inc. shall pay to Customer a fee equal to 50 bps on the amount of Maximum Commitment Financing. BNPP PB, Inc. shall provide notice to Customer of any downgrade of BNP Paribas’ long-term credit rating by any of Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc. or Fitch Ratings, Ltd.”

with the following provision:

“Notwithstanding the foregoing or anything to the contrary herein, upon the occurrence of a Funding Event, this Agreement shall terminate.”

(c)                                  The Commitment Fee set forth in Appendix B of the CFA is hereby deleted and replaced in its entirety with the following provision:

“Customer shall pay a commitment fee to BNPP PB, Inc. equal to 70 bps on the daily average of the amount of undrawn Maximum Commitment Financing, to be paid when the amount calculated under the Financing Rate above is due.”

3.                                      Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.                                      Miscellaneous

(a)                                 Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)                                 Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)                                  Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)                                 Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)                                  Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature page follows.)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.	CENTER COAST BROOKFIELD MLP & ENERGY INFRASTRUCTURE FUND

/s/ Jeffrey Lowe	/s/ Brian Hurley
Name: Jeffrey Lowe	Name: Brian Hurley
Title: Managing Director	Title: President

/s/ Thomas Guagliardo
Name: Thomas Guagliardo
Title: Managing Director

Exhibit B — Rehypothecation Exhibit

This Exhibit B (the “Rehypothecation Agreement”) is entered into between Customer and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD. (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities. This Rehypothecation Agreement is incorporated as an exhibit to the U.S. PB Agreement (the “Agreement”). Certain capitalized terms used in this Agreement are defined in Section Error! Reference source not found..

1.                                      Rehypothecation -

(a)                                 Subject to the MLP Annex, Customer expressly grants BNPP PB the right, to the fullest extent that it may effectively do so under Applicable Law, (i) to use or invest cash Collateral at its own risk and (ii) to re-register the Collateral in its own name or in another name other than Customer’s, to use or invest the proceeds of any securities lending transaction at its own risk, and to pledge, repledge, hypothecate, rehypothecate, sell, lend, or otherwise transfer or use the Collateral (the “Hypothecated Securities”), with all attendant rights of ownership except as provided below. For the purposes of the return of any Hypothecated Securities to Customer, BNPP PB’s return obligations shall be satisfied by delivering the Hypothecated Securities or securities identical to such Hypothecated Securities (such securities having the same cusip number as the subject Hypothecated Securities, or in the case of a reorganization or recapitalization of the issuer, the equivalent of the subject Hypothecated Securities) (“Equivalent Securities”). For the avoidance of doubt, Customer hereby grants BNPP PB its consent to hypothecate its securities for the purposes of Rule 15c2-1(a)(1) of the Exchange Act, subject to the limits of this Agreement.

(b)                                 Collateral held by Custodian (including any successor thereto) pursuant to the Special Custody and Pledge Agreement (the “Margin Collateral”) shall be transferred to BNPP PB for purposes of rehypothecation only against a request to Custodian for release of Margin Collateral (“Hypothecation Request”) that meets the following requirements: (i) the Hypothecation Request is issued by a duly authorized representative of BNPP PB in accordance with the requirements for instructions set forth for in the Special Custody and Pledge Agreement, (ii) subject to Section 2(c)(B), the fair market value of the securities which are subject to the Hypothecation Request, together with the value of any outstanding Hypothecated Securities, shall not exceed the value of the loan against which the Margin Collateral was pledged (“Hypothecation Limit”), provided that if the Maximum Commitment Financing (as defined in the Committed Facility Agreement) is increased pursuant to the mutual agreement of the parties, then the fair market value of the securities which are subject to the Hypothecation Request, together with the value of any outstanding Hypothecated Securities, shall not exceed the lesser of (A) the Hypothecation Limit or (B) thirty-three and one-third percent (33 1/3%) of the total assets of the Customer based on the most recent financial information provided by the Customer, (iii) the securities which are subject to the Hypothecation Request shall not represent the entire position of such security held by Customer, and (iv) the securities which are subject to the Hypothecation Request are not Ineligible Securities (as defined below) and have not been recalled by the Customer or if the securities which are subject to the Hypothecation Request were recalled by the Customer other than for the purpose of selling the securities, the record date that was the reason for the recall or event has passed.

2.                                      Eligibility; Recall Rights -

(a)                                 Customer shall have the right, in its sole discretion and without condition, to designate any Margin Collateral as ineligible for rehypothecation for any valid business reason including, but not limited to, an imminent sale, dividend declaration, record date for voting or other corporate action (“Ineligible Securities”), provided that the market value of the Margin Collateral that has not been designated as Ineligible Securities would, following such designation, be at least equal to the Outstanding Debit Financing (as defined in the Committed Facility Agreement). Except as limited herein, Customer shall have the right, upon demand and without condition, to recall any Hypothecated Securities and BNPP PB shall return such security or an Equivalent Security to the Special Custody Account (as defined in the Special Custody and Pledge Agreement, the “Special Custody Account”) within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

(b)                                 Customer shall provide, or cause the Custodian to provide, a daily report to BNPP PB of portfolio transactions relating to securities in the Special Custody Account. With respect to any Hypothecated Security that is the subject of a sell order, on the date such report is delivered to BNPP PB, BNPP PB shall, without any further action by Customer, return such security or an Equivalent Security to the Special Custody Account within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

(c)                                  If as of the close of business on any Business Day the value of all outstanding Hypothecated Securities exceeds the Hypothecation Limit (such excess amount, the “Rehypothecation Excess”), BNPP PB shall, at its option, either (A) reduce the amount of outstanding Hypothecated Securities so that the total value of such securities does not exceed the Hypothecation Limit or (B) deliver to, and maintain within, the Special Custody Account an amount of cash at least equal to any Rehypothecation Excess (for the avoidance of doubt, if there is no Rehypothecation Excess, BNPP PB can recall any cash delivered hereunder).

3.                                      Corporate Actions -

(a)                                 Income Payments. Customer shall be entitled to receive with respect to any Hypothecated Security, an amount equal to any principal thereof and all interest, dividends or other distributions paid or distributed on or in respect of the Hypothecated Securities (“Income”) that is not otherwise received by Customer. BNPP PB shall, on the date such Income is paid or distributed either transfer to or credit to the Special Custody Account such Income with respect to any Hypothecated Securities, provided that BNPP PB shall make commercially reasonable efforts to return Hypothecated Securities receiving Income prior to the record date for a distribution.

(b)                                 Income in the Form of Securities. Where Income, in the form of securities, is paid in relation to any Hypothecated Securities, such securities shall be delivered to the Special Custody Account.

(c)                                  Other Corporate Actions. Where, in respect of any Hypothecated Securities, any rights relating to conversion, sub-division, consolidation, preemption, rights arising under a takeover offer, rights to receive securities or a certificate which may at a future date be exchanged for securities or other rights, including those requiring election by the record holder of such securities at the time of the relevant election, become exercisable prior to the redelivery of Equivalent Securities, then Customer may, within a reasonable time before the latest time for the exercise of the right or option give written notice to BNPP PB that on redelivery of Equivalent Securities, it wishes to receive Equivalent Securities in such form as will arise if the right is exercised or, in the case of a right which may be exercised in more than one manner, is exercised as is specified in such written notice, and BNPP PB shall return such Hypothecated Security or an Equivalent Security to the Special Custody Account within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

4.                                      Segregation of Hypothecated Securities - Unless otherwise agreed by the parties, any transfer of Hypothecated Securities to the Customer or any transfer of cash pursuant to Sections 2 or 3 shall be effected by delivery or other transfer to or for credit to the Special Custody Account. BNPP PB expressly acknowledges that all securities that it is obligated to transfer hereunder shall be transferred to the Special Custody Account and shall not be held by BNPP PB.

5.                                      Re-hypothecation Failure - Hypothecated Securities shall be marked-to-market daily and valued at their fair market value. Upon the failure of BNPP PB to return Hypothecated Securities or the equivalent thereof (e.g., securities of the quantity, class or tranche, and issuer that are identical in every respect to such Hypothecated Securities) (such Hypothecated Securities, “Failed Securities”) pursuant to this Agreement or Applicable Law, Customer shall be entitled to reduce the value of the Outstanding Debit Financing against which the Margin Collateral was pledged by an amount equal to one hundred percent (100%) of the then-current fair market value of such Failed Securities as reasonably agreed to between the parties without any fee or penalty; provided, however that the terms of the Committed Facility Agreement shall not be altered or amended by such reduction.

6.                                      Failure to Process Instructions - If (i) Customer provides BNPP PB with instructions in respect of corporate actions on the Hypothecated Securities (excluding any exercise of voting rights) which do not require Customer to be a record holder at the time of exercise, (ii) Customer provides at least five Business Days notice prior to the relevant exercise deadline, and (iii) BNPP PB fails to process Customer’s instructions in a commercially reasonable manner, BNPP PB shall provide Customer the cash equivalent of payments or distributions actually made but which Customer did not receive due to BNPP PB’s failure.

7.                                      Fees - BNPP PB agrees to pay Customer a rehypothecation fee (the “Rehypothecation Fee”), computed daily at a rate as set forth herein, as modified from time to time by mutual agreement of the parties. Except as BNPP PB and Customer may otherwise agree, the Rehypothecation Fee shall accrue from and including the date on which BNPP PB rehypothecates Margin Collateral to, but excluding, the date on which securities or other financial assets of the same issuer and class as the Margin Collateral initially rehypothecated are returned to Customer’s Special Custody Account. Unless otherwise agreed, any Rehypothecation Fee payable hereunder shall be payable monthly.

8.                                      Fee Amount — 70% of the difference between the fair market rate (as determined by BNPP PB) and the Overnight Bank Funding Rate (OBFR). To the extent the fair market rate (as determined by BNPP PB) is in excess of OBFR, a minimum fee of 7.5 bps annualized will be paid to Customer on the Outstanding Debit Financing (as defined in the Committed Facility Agreement).

MLP ANNEX

This Annex forms a part of the U.S. PB Agreement, dated as of October 4, 2013, between Center Coast Brookfield MLP & Energy Infrastructure Fund, formerly Center Coast MLP & Infrastructure Fund (“Customer”) and BNP Paribas Prime Brokerage International, Ltd, as successor-in-interest to BNP Paribas Prime Brokerage, Inc. (“BNPP PB”) on behalf of itself and as agent for the BNPP Entities, and any exhibit, supplement, amendment, annex, confirmation, schedule or other document or agreement related thereto (the “Agreement”). This Annex relates to all securities that are publicly traded and characterized for US federal income tax purposes as partnership interests (“MLP Securities”) and that are subject to the Agreement. Except for amendments to the Agreement after the date hereof that specifically refer to this Annex and specifically indicate that they amend or supersede it, the terms of this Annex supersede any contrary terms in the Agreement (as in effect on the date hereof or as hereafter amended).

Capitalized terms used but not defined in this Annex shall have the meanings ascribed to them in the Agreement.

1.              Notwithstanding anything in the Agreement to the contrary, it is the intention of the parties that for United States federal income and state and local income and franchise tax purposes that the Customer be treated as the owner of the MLP Securities. The provisions of the Agreement shall be interpreted to further this intention and neither party shall take (or permit any affiliate to take) any inconsistent position on any income tax or report filed with the Internal Revenue Service (or similar state or local taxing authority).

2.              Notwithstanding anything in the Agreement to the contrary, including without limitation Exhibit B to the Agreement, prior to the declaration of an Event of Default in which Customer is the defaulting party, BNPP PB shall not:

(a)               sell, pledge, hypothecate or otherwise transfer or dispose of a Customer security that is an MLP Security (other than to the Customer or its designee), or

(b)               other than as directed by Customer, consent to any amendment to, or exercise any other voting or similar rights of the owner of, a Customer security that is a MLP Security.

3.              Notwithstanding the limitations set out in paragraph 2 hereof, BNPP PB may sell, pledge, hypothecate or otherwise transfer or dispose of Customer securities that are MLP Securities either:

(a)               to one or more Controlled Affiliates (defined below) of BNPP PB, in the ordinary course of its business, provided that no such transferee may sell, pledge, hypothecate or otherwise transfer or dispose of (other than to BNPP PB or the Customer or its designee) a Customer security that is an MLP Security except in a Permitted Rehypothecation (defined below); or

(b)               directly or through Controlled Affiliates pursuant to one or more agreements, however denominated (each a “Permitted Rehypothecation”), provided that the terms

(c)                of the Permitted Rehypothecation provide that (i) the MLP Securities will be held by a custodian, and (ii) in the absence of an event of default in which BNPP PB (or its 100% affiliate) is the defaulting party, the counterparty thereunder shall not (and shall not direct any custodian to) sell, pledge, hypothecate or otherwise transfer or dispose of a security that is a MLP Security (other than to BNPP PB or its 100% affiliate or its designee);

provided in each case, however, that no such transfer or Permitted Rehypothecation shall be structured in a way that prevents BNPP PB from returning Customer securities that are MLP Securities to the Customer’s account on the third business day beginning after the day on which the Customer demands return of the MLP Securities. BNPP PB shall provide Customer with a list of all custodians who hold MLP Securities in such Permitted Rehypothecation.

4.              “Controlled Affiliate” means (i) any entity that, directly or indirectly, is in control of, or controlled by, or is under common control with, BNPP PB or (ii) of any subsidiary or parent company of any such person. For the purposes of this definition, control of a person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such person or (ii) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

5.              All MLP Securities that are subject to the Agreement shall be subject to the terms of this Annex.

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